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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 4)



                              Weeks Corporation
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                              (NAME OF ISSUER)

                                Common Stock
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                          (TITLE OF CLASS OF SECURITIES)

                                  94856P102
                     ----------------------------------
                                (CUSIP NUMBER)


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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

     /x/ RULE 13d-1(b)

     / / RULE 13d-1(c)

     / / RULE 13d-1(d)



                              PAGE 1 OF 8 PAGES


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CUSIP No.    94856P102       SCHEDULE 13G     PAGE     2    of    8     PAGES
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1.        NAME OF REPORTING PERSON:
          LaSalle Advisors Capital Management, Inc.

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-4160747
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2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  / x /
          OF A GROUP:*                                             (b)  /   /
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3.        SEC USE ONLY

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4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
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                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    316,350
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   33,000
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    316,350
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    352,700
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9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          669,050
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10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership
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11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.4%
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12.       TYPE OF REPORTING PERSON*

          IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




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CUSIP No.    94856P102       SCHEDULE 13G     PAGE     3    of    8     PAGES
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1.        NAME OF REPORTING PERSON:
          ABKB/LaSalle Securities Limited Partnership

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-3991973
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2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  / x /
          OF A GROUP*                                              (b)  /   /
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3.        SEC USE ONLY

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4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
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                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    292,200
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   740,335
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    263,700
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    832,350
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9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,096,050
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10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          Excludes shares beneficially owned by LaSalle Advisors Capital Management, Inc.
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11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.6%
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12.       TYPE OF REPORTING PERSON*

          IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




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CUSIP No.    94856P102       SCHEDULE 13G     PAGE     4    of    8     PAGES
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ITEM 1.

    (a)           Name of Issuer:

                  Weeks Corporation

    (b)           Address of Issuer's Principal Executive Offices

                  4497 Park Drive
                  Norcross, GA 30093

ITEM 2.

    LaSalle Advisors Capital Management, Inc. provides the following information:

    (a)           Name of Person Filing

                  LaSalle Advisors Capital Management, Inc.


    (b)           Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois 60601


    (c)           Citizenship

                  Maryland


    (d)           Title of Class of Securities

                  Common Stock, $.01 par value per share

    (e)           CUSIP Number

                  411465107

    ABKB/LaSalle Securities Limited Partnership provides the following information:

    (a)           Name of Person Filing

                  ABKB/LaSalle Securities Limited Partnership

    (b)           Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois 60601

    (c)           Citizenship

                  Maryland

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CUSIP No.    94856P102       SCHEDULE 13G     PAGE     5    of    8     PAGES
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     (d)          Title of Class of Securities

                  Common Stock, $.01 par value per share

     (e)          CUSIP Number

                  94856P102

ITEM 3.* IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a) / / Broker or Dealer registered under Section 15 of the Act

                  (b) / /  Bank as defined in Section 3(a)(6) of the Act

                  (c) / / Insurance Company as defined in Section 3(a)(19) of the Act

                  (d) / / Investment Company registered under Section 8 of the Investment Company Act

                  (e) /x/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                  (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                           Section 240.13d-1(b)(1)(ii)(F)

                  (g) / /  Parent Holding Company, in accordance with
                           Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

                  (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

                  (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

                  (j) / /  Group, in accordance with
                           Section 240.13d-1(b)-1(ii)(J)


     * This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

ITEM 4.         OWNERSHIP

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

LaSalle Advisors Capital Management, Inc. provides the following information:

     (a)          Amount Beneficially Owned

                  669,050

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    (b)           Percent of Class

                  3.4%

    (c)           Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote

                       316,350

                 (ii)  shared power to vote or to direct the vote

                       33,000

                 (iii) sole power to dispose or to direct the disposition of

                       316,350

                 (iv) shared power to dispose or to direct the disposition of

                       352,700

ABKB/LaSalle Securities Limited Partnership provides the following information:

     (a)          Amount Beneficially Owned

                  1,096,050

     (b)          Percent of Class

                  5.6%

     (c)          Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote

                       292,200

                (ii)   shared power to vote or to direct the vote

                       740,335

               (iii)   sole power to dispose or to direct the disposition of

                       263,700

                (iv)   shared power to dispose or to direct the disposition of

                       832,350

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ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.


ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON

                 Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable.


ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 The two members of the Group are: LaSalle Advisors Capital Management, Inc. ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

                 ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.


ITEM 9.          NOTICE OF DISSOLUTION OF GROUP

                 Not applicable.


ITEM 10          CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

    The parties agree that this statement is filed on behalf of each of them.


Dated: February 11, 1999



                                   LASALLE ADVISORS CAPITAL
                                   MANAGEMENT, INC.


                                   By: /s/ William K. Morrill, Jr.
                                       --------------------------------------
                                   Name:  William K. Morrill, Jr.
                                   Title: Managing Director



                                   ABKB/LASALLE SECURITIES
                                   LIMITED PARTNERSHIP

                                   By: /s/ William K. Morrill, Jr.
                                       --------------------------------------
                                   Name:  William K. Morrill, Jr.
                                   Title: Managing Director